Exhibit 99.1

NEWS RELEASE

For Release: Tuesday, July 22, 2014, 3:05pm Central Time	Contact:	Vascular Solutions, Inc.
James Hennen, CFO
JHennen@vasc.com
(763) 656-4352
Phil Nalbone, VP
PNalbone@vasc.com
(763) 656-4371

VASCULAR SOLUTIONS REPORTS SECOND QUARTER RESULTS

-	Record quarterly revenues increase 12% to $30.7 million
-	GAAP earnings per share increase 9% to $0.18
-	Raising bottom-end of 2014 revenue guidance range to $123 million from $121 million, representing growth of 12% at new midpoint
-	Raising 2014 GAAP EPS guidance to a range of $0.73-$0.77, representing growth of 12%-18%

MINNEAPOLIS, Minnesota – Vascular Solutions, Inc. (Nasdaq: VASC) today reported financial results for the second quarter ended June 30, 2014. Net revenue increased 12% to a record quarterly level of $30.7 million from $27.4 million in the second quarter of 2013. The company’s revenue guidance range for the second quarter was $30.2 million to $31.2 million.

U.S. product sales increased 8% to $25.1 million compared to $23.3 million in the year-ago second quarter, while international product sales increased 39% to $5.5 million compared to $4.0 million in the year-ago second quarter.

Gross margin was 66.5% compared to 68.8% in the year-earlier second quarter. The decrease in the most recent second quarter is the result of a higher proportion of sales to international markets through distributors, which carry a lower margin, and approximately $360,000 in expenses related to the previously announced recall of the Langston® catheter. Without the Langston recall expenses, gross margin in the most recent second quarter would have been approximately 67.7%. Vascular Solutions expects GAAP gross margin for the remainder of the year in a range of 67.5% to 68.5%.

Operating income in the second quarter was $5.0 million, representing an operating margin of 16.4%, an increase from an operating margin of 16.2% in the year-earlier second quarter.  Adjusted for the overall impact of the Langston recall, operating income in the second quarter of 2014 would have been approximately $5.6 million, representing an operating margin of 18.1%.

On a GAAP basis, EPS in the second quarter of 2014 was $0.18, an increase of 9% from $0.17 in the second quarter of 2013 and within the company’s EPS guidance for the quarter of between $0.18 and $0.19. Adjusted EPS in the second quarter, excluding the costs associated with the Langston product recall, was $0.20, an increase of 22% from the second quarter of 2013.

“During the second quarter, we again achieved a record level of quarterly revenue while sustaining double-digit revenue growth,” said Howard Root, Chief Executive Officer of Vascular Solutions. “Even though we continue to incur substantial legal expenses related to our intellectual property litigation with Boston Scientific and our response to the government criminal investigation of our Vari-Lase® Short Kit product, we continue to improve our operating margins. We are very pleased to be on our way toward delivering our 11th consecutive year of double-digit revenue growth while continuing to grow our profitability and investing heavily for our future growth and sustaining our pace of new product innovation.”

Second Quarter Revenue by Product Line

Catheter Products. Sales of catheter products, the company’s largest product line, increased 17% during the second quarter to $20.4 million compared to $17.4 million in the second quarter of 2013.

Within the catheter products category, sales of the GuideLiner® catheter were $7.8 million during the second quarter, an increase of 49% from the $5.2 million in the year-ago second quarter and an increase of 16% sequentially from the $6.7 million in the first quarter of 2014. “We are gratified by the continued strong performance of GuideLiner, which included 42% growth in the U.S. despite the return to the market of the only competitive guide extension product in April,” Mr. Root said. “Outside the U.S., our GuideLiner revenues grew 68%, reflecting continued strong uptake in Japan, where GuideLiner was launched during January. Even without the contribution from Japan, our second quarter overseas GuideLiner revenue grew by a very strong 42%, reflecting continued adoption of our pioneering rapid exchange guide extension technique in challenging interventions.”

Other catheter products that contributed significantly to the year-over-year sales increase in the second quarter were the Guardian® hemostat valve and related Flamingo™  inflation device; the SuperCross™ microcatheters, which grew 134%, mainly reflecting the early stages of launch in Japan; the TwinPass® dual access catheter, which grew 19%; specialty guidewires for interventional procedures, which grew 16%; and micro introducer kits, which grew 15%. Second quarter sales of Pronto® aspiration catheters were $4.6 million, stable on a sequential basis but down 10% from the year-earlier quarter, reflecting ongoing heavy price competition in the aspiration catheter market.

Hemostat Products. Sales of hemostat products (mainly consisting of D-Stat® Dry, D-Stat Flowable, and radial products) were $6.2 million in the second quarter, an increase of 3% from the year-earlier $6.0 million. Growth in this category was driven by sales of the Vasc™ Band radial hemostatis device and the Accumed™ wrist positioning splint for radial catheterizations. These two products combined contributed just over $1.1 million in sales during the second quarter, representing an increase of more than 51% in sales of these radial products.

Vein Products and Services. In the vein products and services category, second quarter net revenues increased 5% to $4.0 million from $3.8 million in the year-ago quarter. Vein product revenue during the second quarter included $2.0 million from reprocessing for ClosureFAST® radiofrequency catheters, an increase of 14% compared to $1.8 million in the year-ago second quarter.

Financial Guidance

For 2014, Vascular Solutions is raising the bottom-end of its net revenue guidance to $123 million, resulting in a new range of $123 million to $125 million. The mid-point of the new range represents an increase of 12% from $110.5 million in 2013. Previously, the company’s revenue guidance range for 2014 was $121 million to $125 million.

Vascular Solutions is also raising its GAAP earnings guidance for 2014 to a range of $0.73-$0.77 per share, representing an increase of 12%-18% over the $0.65 reported in 2013. The company’s previous EPS guidance range for 2014 was $0.71-$0.75. Included in the company’s 2014 earnings guidance are $3.8 million in non-cash stock-based compensation, $1.6 million in amortization of intangibles, between $1.4 million and $1.5 million for the U.S. medical device excise tax, and an assumed 36% tax rate.

For the third quarter of 2014, Vascular Solutions is providing guidance for net revenue of between $30.5 million and $31.5 million, which at the mid-point represents growth of approximately 11% from $28.0 million in the third quarter of 2013. Net earnings for the third quarter of 2014 on a GAAP basis are projected to be between $0.19 and $0.20 per fully diluted share, compared to $0.16 in the third quarter of 2013. The company’s net earnings guidance for the third quarter of 2014 includes $800,000 in non-cash stock-based compensation, $400,000 in amortization of intangibles, $370,000 for the U.S. medical device excise tax, and an assumed 36% effective income tax rate.

Cash Flow and Balance Sheet Highlights

Vascular Solutions ended the second quarter of 2014 with just over $36.0 million in cash and cash equivalents, up from $32.8 million at the end of the March quarter of 2014 and up from $19.7 million at the end of the second quarter a year ago. During the most recent quarter, the company generated $3.5 million in cash from operations and used cash of just under $1.0 million for capital expenditures and just under $500,000 to purchase shares that vested under outstanding restricted stock awards to satisfy income tax withholding requirements.

“Vascular Solutions continues to have excellent operating cash flows, a strong balance sheet, good working capital flexibility, strong R&D investments to support our future growth objectives, and a commitment to expanding our revenue opportunities through tuck-in acquisitions and alliances as attractive opportunities arise,” Mr. Root said.

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release.  The live webcast may be accessed on the investor relations portion of the company’s website at www.vasc.com.  An audio replay of the call will be available until Tuesday, July 29, 2014, by dialing 888-203-1112 and entering conference ID# 1350115.  A recording of the call will also be archived on the Company’s website, www.vasc.com, until Tuesday, July 29, 2014. During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.
CONDENSED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenue:
Product revenue	$30,606	$27,294	$60,451	$53,271
License and collaboration revenue	71	59	133	147
Total revenue	30,677	27,353	60,584	53,418

Product costs and operating expenses:
Cost of goods sold	10,283	8,538	19,867	17,235
Collaboration expenses	20	8	31	8
Research and development	3,228	3,482	6,518	6,887
Clinical and regulatory	1,275	1,099	2,575	2,262
Sales and marketing	7,344	6,784	15,080	13,756
General and administrative	2,731	2,269	5,590	4,509
Medical device excise taxes	353	339	698	656
Amortization of purchased technology and intangibles	412	392	823	759
Operating earnings	5,031	4,442	9,402	7,346

Interest expense	-	(3)	-	(6)
Foreign exchange gain/(loss)	(1)	4	1	(9)
Earnings before income taxes	5,030	4,443	9,403	7,331

Income tax expense	(1,825)	(1,635)	(3,400)	(2,398)
Net earnings	$3,205	$2,808	$6,003	$4,933

Net earnings per share - basic	$0.19	$0.17	$0.36	$0.31
Weighted average shares used in calculating - basic	16,807	16,246	16,761	16,167
Net earnings per share - diluted	$0.18	$0.17	$0.34	$0.29
Weighted average shares used in calculating - diluted	17,589	16,855	17,585	16,771

VASCULAR SOLUTIONS, INC.
CONDENSED BALANCE SHEETS
(In thousands)

	June 30, 2014	December 31, 2013
	(unaudited)	(note)
ASSETS
Current assets:
Cash and cash equivalents	$36,046	$30,785
Accounts receivable, net	15,697	14,481
Inventories	15,596	14,002
Prepaid expenses and other	3,184	2,472
Current portion of deferred tax assets	6,000	6,000
Total current assets	76,523	67,740
Property, plant and equipment, net	16,920	16,187
Goodwill	10,510	10,532
Intangible assets, net	11,108	11,943
Deferred tax assets, net of current portion and liabilities	2,056	1,739
Total assets	$117,117	$108,141

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$12,432	$11,385

Long-term deferred revenue and contingent consideration, net of current portion	304	406

Shareholders’ equity:
Total shareholders’ equity	104,381	96,350
Total liabilities and shareholders’ equity	$117,117	$108,141

Note: Derived from the audited financial statements at that date.

VASCULAR SOLUTIONS, INC.
NON-GAAP RECONCILIATION OF ADJUSTED EARNINGS
(Unaudited, in thousands except per-share data and percentages)

	Three Months Ended June 30, 2014	Langston Recall (a) Adjustments		Non-GAAP Adjusted

Revenue	$30,677	$300	(b)	$30,977
Cost of goods sold	10,283	(261)	(c)	10,022
Gross profit	20,394	561		20,955

Operating earnings	5,031	561		5,592

Gross margin	66.5%			67.7%
Operating margin	16.4%			18.1%

EPS - current period	$0.18	$0.02	(d)	$0.20

(a)	On May 23, 2014, Vascular Solutions, Inc. initiated a voluntary nationwide recall of its Langston dual lumen catheters. As a result of the recall, during the second quarter of 2014 the Company estimates reduced Langston product revenue of $300,000 and additional costs of approximately $360,000 related to scrap, product returns and freight associated with recalling the product. The Company resumed shipping the Langston catheters at the end of June 2014.
(b)	Estimated revenue lost in the second quarter of 2014 due to the Langston product recall
(c)	Reflects $360,000 of Langston product recall costs less $99,000 in cost of goods sold not incurred due to the revenue lost in the second quarter
(d)	Reflects $300,000 of estimated lost revenue and $360,000 of recall costs, after tax at an assumed rate of 36%

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing unique clinical solutions for coronary and peripheral vascular procedures.  The company’s product line consists of more than 80 products and services in three categories: catheter products, hemostat products and vein products.  Vascular Solutions delivers its products and services to interventional cardiologists, interventional radiologists, electrophysiologists and vein specialists through its direct U.S. sales force and international independent distributor network.

All listed trademarks are the property of Vascular Solutions, Inc. with the exception of ClosureFAST, which is a registered trademark of Covidien LP Limited Partnership.

Safe Harbor for Forward-Looking Statements

The information in this press release contains forward-looking statements that involve risks and uncertainties. Those statements include expectations about our future revenues, gross margin, operating margins, non-cash stock-based compensation expense, amortization of intangibles, U.S. medical device excise tax, income tax rate, and earnings per share. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2013 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, exposure to intellectual property claims and costs of intellectual property litigation, current or future government investigations, significant variability in quarterly results, exposure to possible product liability claims, the development of new products by others, constraints or interruptions in production from key suppliers, doing business in international markets, the availability of third party reimbursement, the mix of our revenues between products we manufacture and sell in the United States, products we sell internationally, service reviews and sales of purchased finished goods, and actions by the FDA.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, we are reporting non-GAAP financial results including revenues, gross margin, operating income and earnings per share adjusted for the effects of the Langston product recall. We believe that these non-GAAP measures provide meaningful insight to investors by adjusting for unusual and unpredictable events and allowing investors to evaluate our financial performance without the effects of such events.  We use these non-GAAP measures to assess our operating performance and to compare results between periods. The method we use to produce non-GAAP results is not in accordance with GAAP and may differ from the methods used by other companies. Non-GAAP results should not be regarded as a substitute for corresponding GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures presented should be viewed in conjunction with both our financial statements prepared in accordance with GAAP and the reconciliation of the supplemental non-GAAP financial measures to the comparable GAAP results provided for the specific period presented, which is attached to this release.

For further information, connect to www.vasc.com.
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